Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A
(Form Type)

HOOKIPA Pharma Inc.
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$30,979,444	0.00015310	$4,743
Fees Previously Paid	—		—
Total Transaction Valuation	$30,979,444
Total Fees Due for Filing			$4,743
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$4,743

(i)	Title of each class of securities to which transaction applies:

Common stock, $0.0001 par value per share, of the registrant (“Common Stock”), Class A common stock, $0.0001 par value per share, of the registrant (“Class A Common Stock”), Series A convertible preferred stock, $0.0001 par value per share, of the registrant (“Series A Preferred Stock”), Series A-1 convertible preferred stock, $0.0001 par value per share, of the registrant (“Series A-1 Preferred Stock”) and Series A-2 convertible preferred stock, $0.0001 par value per share, of the registrant (“Series A-2 Preferred Stock” and together with the Series A Preferred Stock and Series A-1 Preferred Stock, the “Series A Stock”).

(ii)	Aggregate number of securities to which transaction applies:

Not applicable

(iii)	Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transactions (the “Total Consideration”) was calculated based on the sum of: (i) $10,000,000 payable to HOOKIPA Pharma, Inc., a Delaware corporation (the “Company”), upon the completion of the phases of the transfer plan, as set forth in, subject to and in accordance with the terms and conditions of, that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated May 21, 2025, by and between the Company, Hookipa Biotech GmbH, the Company’s wholly owned subsidiary, and Gilead Sciences, Inc., (ii) the product of (a) the highest estimated liquidating distribution to the Company’s stockholders of $1.72 per share of Common Stock and Class A Common Stock, and (b) 12,197,335 shares outstanding of Common Stock and Class A Common Stock (based on 9,797,818 shares of Common Stock and 2,399,517 shares of Class A Common Stock outstanding as of June 16, 2025) and (iii) the product of (a) a liquidating distribution of $0.001 per share of Series A Stock and (b) 26,438 shares of Series A Stock (based on 370 shares of Series A Preferred Stock, 10,800 shares of Series A-1 Preferred Stock and 15,268 shares of Series A-2 Preferred Stock outstanding as of June 16, 2025). Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001531 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A